(99.1)

NEWS RELEASE
For Immediate Release

                      Atlantic American Corporation ISSUES
                     $25 MILLION IN TAXABLE VARIABLE RATE DEMAND BONDS

ATLANTA, Georgia, June 24, 1999 - Atlantic American Corporation (Nasdaq:AAME) today announced it has issued $25 million in Taxable Variable Rate Demand Bonds, Series 1999, to replace the Company's existing bank debt facility in anticipation of its previously-announced acquisition of Association Casualty Insurance Company and its affiliate, Association Risk Management General Agency, Inc. The acquisition of the Texas-based workers' compensation insurance underwriter is scheduled to be completed in early July. In connection with that acquisition, Atlantic American expects to enter into a new credit facility to be used in part to fund the cash portion of the purchase price.

The bond offering will lower overall interest costs and the proceeds will be used to pay off the majority of an existing $ 26 million term loan. Rated AA/A-1+ by Standard & Poor's, the bonds will mature July 1, 2009, will pay a variable interest rate that approximates 30-day LIBOR, and are backed by a Letter of Credit issued by Wachovia Bank, N.A. The cost of the Letter of Credit and its associated fees will be 180 basis points, making the effective cost to the company approximately LIBOR plus 180 basis points, which is currently approximately 6.8 percent.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation has filed with the Securities and Exchange Commission.

Atlantic American is an insurance holding company involved in specialty markets of the life, health, property and casualty insurance industries. Its principal subsidiaries include American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company, Georgia Casualty & Surety Company and Self-Insurance
Administrators, Inc.

For further information contact:

      Edward L. Rand, Jr., VP and Treasurer     Janice Kuntz
      Atlantic American Corporation             Fleishman-Hillard
      (404) 266-5500                            (404) 659-4446